EXHIBIT 99.1


AIR METHODS
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                                              The #1 Airborne Healthcare Company

                       AIR METHODS REPORTS 1Q2003 RESULTS
  Net Loss of $(0.05) Per Share In Line with Previously Announced Expectations


DENVER, CO., May 13, 2003 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the first quarter ended March 31, 2003. Revenue increased 105% to $54.0 million from $26.3 million in the year ago period. The Company reported a net loss of $(516,000) or $(0.05) per basic and diluted share as compared with prior year period net income of $1.7 million or $0.19 per basic and diluted share. The net loss was within the expected range disclosed by the Company in April.

George Belsey, Chairman and CEO, stated, "As previously disclosed, our first quarter results were adversely affected by severe weather throughout the country, particularly in February.  In addition, the prior year first quarter benefited from unusually benign weather conditions, creating greater fluctuation
when comparing the two quarters.   While our January and March bottom line
results were stronger than budgeted expectations, the net loss posted in
February offset earnings generated during the first and third months of the quarter."

Compared to the year ago quarter, community-based operations revenue increased
112% to $31.4 million, while its divisional net income decreased 76% to $523,000 from $2.2 million.  Hospital-based operations revenue increased 108% to $21.0 million, while divisional net income decreased 23% to $939,000 from $1.2 million.  Decreases in divisional net income for both divisions were primarily attributed to decreases in flight volume described above.  External revenue for the Products Division decreased slightly from $1.5 million to $1.3 million in the current year quarter, while divisional net income from external projects
decreased from $366,000 to $192,000.   Decreases in both external revenue and
net income for the division were attributed to a reduced backlog beginning in
2003 and reduced margins due to changes in product line mix during the quarter.

Mr. Belsey added, "The Company continues to project growth in 2003 net income of greater than 20% despite the weather conditions which hampered first quarter performance. Although weather cancellations were higher in April 2003 as compared with April 2002, flight volume within the community-based operations was 18% higher than the first quarter monthly average. With typically more favorable weather conditions during summer months, we look forward to a strong rebound in our financial performance during the remainder of the year. In addition, the Company now anticipates a new purchase order for 11 HH-60L
Multi-Mission Medevac Systems during the second quarter, further enhancing the financial outlook for the Products Division during the remainder of 2003."
Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical transportation, medical services and technology. The Air Medical
Services Division is the largest provider of air medical transport services for hospitals in the United States. The Mercy Air subsidiary and LifeNet division create the largest community-based provider of air medical services. The
Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 155 helicopters and fixed wing aircraft.


                                      AIRM
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                                     NASDAQ
                                     LISTED

                                [GRAPHIC OMITTED]


FORWARD LOOKING STATEMENTS: This news release includes certain forward- looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products
Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of RMH operations and other matters set forth in the Company's public filings.


CONTACTS: Aaron D. Todd, Chief Operating and Financial Officer, (303) 792-7413 or RCG Capital at (480) 675-0400. Please contact Kay Kelly at (303) 792-7418 to be included on the Company's fax and/or mailing list.

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
                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except share and per share amounts)


                                                   QUARTER ENDED MARCH 31,
                                                -----------------------------
                                                    2003            2002
                                                -------------  --------------
Flight operations                               $     52,376   $      24,538
Product operations                                     1,578           1,805
                                                -------------  --------------
Total revenue                                         53,954          26,343
                                                -------------  --------------

Operating expenses                                    45,660          19,200
Depreciation & amortization                            2,748           1,371
General & administrative                               4,704           2,587
                                                -------------  --------------
                                                      53,112          23,158
                                                -------------  --------------

Operating income                                         842           3,185

Interest expense                                      (2,006)           (445)
Other, net                                               318              51
                                                -------------  --------------

Income (loss) before income taxes                       (846)          2,791

Income tax benefit (expense)                             330          (1,088)
                                                -------------  --------------

Net income (loss)                               $       (516)  $       1,703
                                                =============  ==============

Net income (loss) per basic and diluted share   $       (.05)  $         .19
                                                =============  ==============

Weighted average common shares outstanding:
  Basic                                            9,521,884       8,808,228
  Diluted                                          9,864,211       9,137,307


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